Exhibit 99.3


[STAR BANC CORPORATION LOGO]

                                   FOR IMMEDIATE RELEASE
425 Walnut Street
Cincinnati, Ohio 45202
                                   CONTACT:   Steve Dale (Star Media)
                                              (513) 632-4524
                                              David Moffett (Star Analysts)
                                              (513) 632-4008
                                              Patrick Strickler (Firstar Media)
                                              (414) 765-4235
                                              Jeff Weeden (Firstar Analysts)
                                              (414) 287-3222



               STAR BANC CORPORATION, FIRSTAR CORPORATION AGREE TO
               ----------------------------------------------------
              MERGE, CREATING $38 BILLION MIDWEST BANKING FRANCHISE
              -----------------------------------------------------

     $7.2 BILLION TRANSACTION WILL PROVIDE 12 PERCENT EPS ACCRETION IN 2000

         CINCINNATI and MILWAUKEE (July 1,1998) -- Star Banc Corporation (NYSE:STB) and Firstar Corporation (NYSE:FSR) today announced that they have signed a definitive agreement to merge through an exchange of shares valued at approximately $7.2 billion.

         The merger would create the 21st largest bank holding company in the United States, with assets of more than $38 billion, and deposits of $28 billion. The combined company will provide a full line of consumer banking, commercial banking and trust and investment management services and products to more than 3 million customers through its 14,000 employees and 720 branch locations in eight Midwest states and Arizona, plus trust operations in Florida.

         Under the terms of the agreement, Firstar shareholders will receive a tax-free exchange of 0.76 shares of common stock of the combined company for each share of Firstar common stock. Shareholders of Star Banc will retain one share of common stock in the combined company for each Star Banc share. Based on Star Banc's closing stock price on June 30, 1998, this represents a price of $48.55 for each Firstar share.

         The combined company will be known as Firstar Corporation. Its corporate headquarters will be located in Milwaukee, and its consumer banking and specialized lending operations will be headquartered in Cincinnati. Roger L. Fitzsimonds, chairman and chief executive officer of Firstar, will become chairman of the board of the new company, and Jerry A. Grundhofer, chairman, president and chief executive officer of Star Banc, will become president and chief executive officer. The board of directors will comprise 18 representatives of Star Banc and 14 representatives of Firstar.

         "Star Banc and Firstar are two successful banks with long and proud histories that will now move up to the next plateau in financial services. Together, that's what we will do," said Grundhofer. "Putting together these two first-class banks creates a leading provider of financial services in the Midwest region, with the opportunity to offer greater financial strength, a broader range of products and services, stronger technology and greater efficiency to our customers and communities. This merger will provide unmatched economic benefits for shareholders of both companies and will position the combined company strategically to operate on a new and higher level of banking going forward."

         "We are delighted to be partnering with a bank so completely compatible with our own," says Fitzsimonds. "Firstar and Star Banc have strong community orientations, complementary high-tech quality products, and a shared commitment to outstanding customer service. Each of us has products, skills and resources to bring to the other. We look forward to a seamless integration of our two companies into a single regional banking leader and corporate citizen."

         The transaction provides Firstar shareholders a premium of 27 percent over the value of their shares on June 30, 1998. It is estimated that the combined company expects to incur pre-tax merger-related restructuring charges of $325 million in 1998. The transaction, which will be accounted for as a pooling of interests, is expected to be 5 percent accretive to the combined company's earnings per share in 1999, and 12 percent accretive in 2000.

         After the closing, the combined company expects to pay dividends at an annual rate of $1.20 per common share. This approximates a continuation of the current dividend rate paid on Firstar shares, adjusted for the exchange ratio, which would represent an increase of 30 percent on the current dividend rate paid on Star Banc shares.

         Star Banc and Firstar estimate that they will reduce their expenses by $174 million, with half of this saving achieved in 1999, and the remainder in 2000. This cost saving represents 15 percent of the two companies' current expense base, and would bring the combined company into line with Star Banc's current efficiency ratio. The cost saving opportunities include centralization of corporate activities, consolidation of data processing and operations, optimization of commercial banking, retail branches and alternative delivery channels for bank products and services, improvements in technology, and reconfiguration of mortgage, credit card and asset management businesses.

         Additionally, the companies believe there is significant opportunity for revenue synergies resulting from product cross-selling, accelerated consumer loan growth, new product introduction, and implementation of Star Banc's highly successful incentive-based compensation program throughout the combined company. This program provides all employees with incentive pay linked to selected measures of shareholder value. The companies project these revenue enhancements at $42 million annually, with one-half to be realized in 1999 and the rest in 2000.

         The two companies have no geographical overlap, and no merger-related branch closings are planned. As with any merger of this magnitude, some job loss at both organizations will be unavoidable, primarily in redundant headquarters and administrative positions. Customer-contact positions will be virtually unaffected. The companies plan to minimize actual job loss through normal attrition, voluntary separation programs and redeployment of employees into other positions and locations.

         "When companies merge, customers must come first," said Fitzsimonds. "Together, we have significant, successful experience in business integration that minimizes disruption to customers. We will make this transition a smooth and comfortable one." Customers of the merged company will have access to 720 branches, more than 1,400 ATM's and a broad range of electronic banking, PC banking and Internet banking products and services.

         "These banks have deep roots in both Cincinnati and Milwaukee, and we intend to be leading corporate citizens in both cities long after our merger is complete," said Grundhofer. "In this decade, Star Banc has become synonymous with superior service and active community participation in Cincinnati and all the communities we serve. We intend to maintain our strong physical presence in our historical home town, to continue to improve the breadth and quality of our service to customers, and to maintain our commitment to community reinvestment, civic involvement and corporate philanthropy."

         The new company will have three vice chairmen who will all report to
Grundhofer: John A. Becker, currently president and chief operating officer of Firstar, who will be the chief operating officer of the combined company; David
M. Moffett, currently executive vice president and chief financial officer of Star Banc, who will be the chief financial officer of the combined company; and Richard K. Davis, currently executive vice president of Star Banc, who will be responsible for consumer banking.

         The combined company's consumer banking operations, headed by Davis, will be headquartered in Cincinnati. Davis will also be responsible for all banking operations in the Greater Cincinnati market.

         Star currently holds an outstanding Community Reinvestment Act (CRA) rating, while Firstar Bank Milwaukee, N.A., is rated satisfactory. Star and Firstar have committed to achieving an outstanding rating after the merger. Star has also reconfirmed its new $5.15 billion community development initiative, which was announced February 1998.

         The transaction, which was approved by the boards of both companies, is subject to normal shareholder and regulatory approvals. In connection with the merger agreement, Star Banc and Firstar have each granted the other an option for 19.9 percent of its common shares. The transaction is expected to close in the fourth quarter of 1998 or early in the first quarter of 1999.

         Star Banc was advised in this transaction by the investment bank of Credit Suisse/First Boston and the law firm of Wachtell, Lipton, Rosen & Katz. Firstar was advised by the investment bank of Merrill Lynch and the law firm of Simpson, Thacher & Bartlett.

         Founded in 1863, Star Banc is the parent corporation of Star Bank and operates full-service banking locations in Ohio, Kentucky and Indiana, in addition to Star Banc Finance Inc., a consumer finance company. Star will enter the Tennessee market upon the completion of its previously announced acquisition of Trans Financial, Inc. in August, 1998. Star offers customers a "Five Star Service Guarantee," which pays them for inconvenience if they fail to receive certain key banking benefits. Star was the first U.S. bank to introduce a "24 Hour Banking System," a fully integrated customer service and banking convenience package that includes branch banking, voice-activated phone banking, PC banking, Super ATMs, video kiosk banking, and Internet banking. For more information on Star Banc Corporation and its products and services, visit its home page at http://www.starbank.com.

         Firstar Corporation, (www.firstar.com) is a $20.4 billion financial services company, headquartered in Milwaukee. Firstar distributes banking, trust, insurance, securities brokerage and other financial services through more than 240 banking offices in Wisconsin, Iowa, Minnesota, Illinois, Arizona, and Florida, and an extensive correspondent banking network in the Upper Midwest. Firstar has a significant investment management business; through various affiliates it has more than $27 billion of assets under management including those of the Firstar family of mutual funds. In addition to its network of local bank offices, Firstar provides around the clock telephone banking services known as Firstar Express, automated teller machines, personal computer banking via Firstar Online and access to a broad array of corporate information on the company's Internet home page.

                                      # # #

This news release contains forward looking statements with respect to the financial condition, results of operations and business of Firstar and Star Banc Corporation and assuming the consummation of the merger, a combined Firstar and Star Banc, including statements relating to: the cost savings and revenue enhancements and accretion to reported earnings that will be realized from the merger; and the restructuring charges expected to be incurred in connection with the merger. These forward looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among other things, the following possibilities: expected cost savings from the merger cannot be fully realized or realized within the expected time; revenues following the merger are lower than expected; competitive pressure among depository institutions increases significantly; costs of the difficulties related to the integration of the business of Firstar and Star Banc are greater than expected; changes in the interest rate environment reduce interest margins; general economic conditions, either nationally or in the states in which the combined company will be doing business, are less favorable than expected; legislation or regulatory requirements or changes adversely affect the business in which the combined company will be engaged; and changes may occur in the securities market.